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EXHIBIT A

Hudson's Grill of America, Inc.              For Immediate Release
16970 Dallas Parkway                       Contact: Mitzy Ferguson
Suite # 402                                Telephone: 972-931-9237
Dallas, Texas 75248-1928            e-mail: mitzy@hudsonsgrill.com

               Hudson's Grill Announces The Opening
            of a Hudson's Grill in Marquette, Michigan

Upstate Michigan Gets its First Hudson's Grill Restaurant
Friday, April 23, 1999

Dallas, TX -- Hudson's Grill of America, Inc., based in Dallas, Texas, announced today that the first Hudson's Grill restaurant located in Upper Michigan opened for dinner on April 19, 1999, in far north Michigan in the city of Marquette. Beginning April 23, 1999, the local franchisee plans to be open for lunch, too. The free standing building is ideally located between two hotels affiliated with the franchisee. Upper Michigan, and especially Marquette, which is its largest market, is a tourist area with strong Winter and Summer seasons. The Hudson's Grill restaurant is based on the Company's new design for stand alone units, and it is owned by Sharfe, L.L.C., a Michigan limited liability company, which in turn is owned by Frank and Jim Stabile. Jim and his family are experienced restauranteurs. In its first week of operation, the unit has already become a popular place to eat.

     "We are extremely pleased to open the first Hudson's Grill in the Upper Region of Michigan," said David Osborn, President of Hudson's Grill of America, Inc., "and we look forward to strong growth as more and more residents and tourists in the Marquette area learn of the Hudson's Grill. We believe this unit will be one of the strongest in our system because of the new design and its excellent location."

     The new restaurant is based upon the Company's new 4600 square foot, freestanding, prototype design that uses its "BURGERS
* SHAKES * ROCK n' ROLL" Americana "late 50's and early 60's" theme.

     The Company also announced that it had settled a lawsuit with the landlord of a Westlake, California, site that the Company formerly had leased. The Company will contribute $83,333.33 to settle the lawsuit.

    Hudson's Grill of America is celebrating its 14th year of operation, and the company is publicly traded over the counter under the NASDAQ symbol HDSG.